UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Del Monte Foods Company

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Reference is made to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by Del Monte Foods Company (the “Company”) on January 12, 2011 and as supplemented on January 26, 2011 and February 4, 2011. This filing consists of (i) a press release issued by the Company dated February 14, 2011 and (ii) the text of an e-mail distributed by the Company to all Company employees.

Press Release

DEL MONTE FOODS TO ADJOURN SPECIAL SHAREHOLDER MEETING TO VOTE ON

ACQUISITION BY

KKR, VESTAR AND CENTERVIEW

Meeting Rescheduled for March 7, 2011

SAN FRANCISCO, February 14, 2011 – Del Monte Foods Company (NYSE: DLM) today announced that it will adjourn its previously scheduled February 15th shareholder meeting to vote on the acquisition by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners, and Centerview Capital L.P. until March 7, 2011, as required by the Delaware Chancery Court.

About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry-Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.TM

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time Del Monte Foods Company makes the statements and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in this press release include, among others: uncertainties as to the timing of the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the acquisition may not be satisfied or waived; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

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CONTACTS:

For Del Monte

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

All-Employee Email from Del Monte Internal Communications

TO:	Del Monte Corp Wide
DATE:	February 14, 2011
SUBJECT:	Merger Litigation Update

Following a Delaware Court hearing held on Friday in connection with the proposed acquisition of the Company, the Court today ruled that we must delay the shareholder vote on this transaction for 20 days. The Court did not prohibit the closing of the transaction. This means that instead of being held tomorrow, the shareholder meeting will now be scheduled to occur on March 7, 2011. The Board is confident that it ran a process that was designed to achieve the best possible price for the Company’s shareholders.

As a reminder, if you receive any media or investor calls, or other outside inquiries regarding this situation, please direct them to Media Relations: 1 (415) 247-3420/Media.Relations@delmonte.com or Investor Relations: 1 (415) 247-3382/ Investor.Relations@delmonte.com.

If you have questions, please contact internalcommunications@delmonte.com.

Thank you.